Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	March 14, 2012
Shelly Oates, ext 3202

AmeriGas Partners to Issue Common Units

VALLEY FORGE, Pa., March 14 - AmeriGas Partners, L.P. (NYSE: APU) announced today that it intends to offer, subject to market and other conditions, 7,000,000 common units in a registered public offering. In addition, AmeriGas Partners has granted the underwriters an option to purchase up to 1,050,000 additional common units to cover over-allotments. The proceeds from the offering will be used to finance AmeriGas Partners’ tender offer for $200 million of outstanding 6.50% Senior Notes due 2021, which were issued by AmeriGas Partners and AmeriGas Finance Corp., to reduce AmeriGas Partners’ remaining indebtedness and that of its subsidiaries from time to time, and for general corporate purposes.

Wells Fargo Securities, BofA Merrill Lynch, Barclays Capital, Citigroup, Credit Suisse, J.P. Morgan and UBS Investment Bank will act as joint book-running managers for the common units offering. Janney Montgomery Scott will act as senior co-manager.

When available, a copy of the prospectus relating to the offering may be obtained from:

Wells Fargo Securities

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, NY 10152

Phone: (800) 326-5897

Email: cmclientsupport@wellsfargo.com

BofA Merrill Lynch

Attn: Prospectus Department

4 World Financial Center

New York, NY 10080

Email: dg.prospectus_requests@baml.com

Barclays Capital

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Phone: (888) 603-5847

Email: Barclaysprospectus@broadridge.com

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AmeriGas Partners to Issue Common Units

Citigroup

Attn: Prospectus Department

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, NY 11220

Phone: (800) 831-9146

Email: batprospectusdept@citi.com

Credit Suisse

Attn: Prospectus Department

One Madison Avenue, 1B

New York, NY 10010

Phone: (800) 221-1037

J.P. Morgan

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: (866) 803-9204

UBS Investment Bank

Attn: Prospectus Department

299 Park Avenue

New York, NY 10171

Phone: (888) 827-7275

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, common units in any jurisdiction in which such an offer or solicitation, or the sale of common units, would be unlawful without registration or qualification under the securities laws of such jurisdiction. Any offer to sell, or solicitation of an offer to buy, will be made solely by means of a prospectus and related prospectus supplement filed with the SEC.

About AmeriGas Partners, L.P.

AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 1,200 locations.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are (i) capital market conditions, including reduced access to capital markets and interest rate fluctuations, and (ii) political, regulatory and economic conditions in the United States and foreign countries. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today except as required by federal securities laws.

AP-08	* * *	3/14/12